              EMPLOYMENT AGREEMENT WITH CHARLES CHINNI
    Amended and Restated Employment Agreement With Charles Chinni


            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 20th day of May, 1998, by and between Strouds, Inc. ("Employer") and Charles Chinni ("Employee").

            1. EMPLOYMENT AND TERM. Employer hereby employs Employee and Employee hereby accepts employment with and agrees to serve Employer in the capacities and subject to and upon the terms and conditions hereinafter set forth. The term of Employee's employment hereunder shall be the period commencing on July 7, 1997, subject to termination as provided in paragraphs 15 and 16 hereof, and ending on February 28, 2001.

            2. DUTIES. Employee shall be employed by Employer as President and Chief Executive Officer of Strouds, Inc. reporting to the Board of Directors of Strouds, Inc. Employee shall perform the duties normally associated with such position, subject at all times to the general supervision and pursuant to the orders, advice and direction of the Board of Directors of Employer, and Employee shall perform such other duties as the Board of Directors of Employer may reasonably assign to Employee from time to time. Employee agrees that so long as this Agreement continues in effect, Employee shall devote his full business time and energies to the business and affairs of Employer, use his best efforts, skills and abilities to promote Employer's interests, and perform the duties described herein and such other duties as may be reasonably assigned to Employee.

            3. BOARD OF DIRECTORS. Employee shall be a member of the Board of Directors of Strouds, Inc. (the "Board") as of July 8, 1997 subject to election by the Board at its July 8, 1997 meeting, and continue as a member of the Board thereafter during the term of the Agreement, subject to Employer's by-laws and to nomination and election by Employer's shareholders in fiscal years after 1997.

            4. BASE SALARY. Employer shall pay Employee, and Employee hereby agrees to accept, as compensation for services rendered hereunder, a salary of Three Hundred Fifty Thousand Dollars ($350,000.00) per year ($13,461.54 bi-weekly) for fiscal year 1997. Commencing on March 1, 1998, Employee s salary shall be $390,000.00 per year ($15,000 bi-weekly). Commencing on March 1, 1999, employee s salary shall be $425,000 per year ($16,346.15 bi-weekly). Employee s compensation is payable in arrears in installments at such intervals as Employer pays the salaries of Employer's executive officers, subject to the termination provisions of paragraphs 15 and 17 hereof. Employer will reevaluate Employee's base salary no later than March 31, 2000. Employee understands and agrees that Employer has no obligation to increase his base salary as a result of such evaluation.

            5. CONTRACT REVIEW. Strouds will reimburse Employee for his reasonable attorneys fees incurred in drafting and reviewing this Amended and Restated Employment Agreement, up to Two Thousand Dollars ($2,000.00). Alternatively, at Employee's request, such payment will be made directly to Employee's counsel.

            6.    TRANSITION AND MOVING EXPENSES.

                  (a) Employer shall lease or rent an apartment or condominium for Employee for up to 18 months from the commencement of his employment, which payment shall be considered taxable income. The rent to be paid by Employer shall be agreed upon by Employer and Employee but shall be no more than Four Thousand Two Hundred Dollars ($4,200.00) per month.

                  (b) Employer shall pay moving expenses from New Jersey to California for Employee s automobile and limited household items from one household.

                  (c) When, during the term of this Agreement, Employee sells his current residence in New Jersey, Employer shall pay the commission on the sale and the moving expenses for remaining household items upon completion of the sale, grossed up to cover Employee's income tax thereon.

            7.    BONUS.

                  (a) In recognition of the significant contribution made to the financial performance of Strouds, Inc. by employee during the 1997 fiscal year, Employer shall pay Employee a cash bonus of $175,000.00.

                  (b) Employer shall pay Employee a cash bonus for fiscal year 1998 in the amount of Ninety-Seven Thousand Five Hundred Dollars ($97,500.00) if Strouds, Inc. achieves a favorable variance in the Adjusted Net Income (Loss) of One Million Dollars ($1,000,000.00) from the Adjusted Net Income (Loss) approved by the Board for the Financial Plan for fiscal year 1998. Employer shall pay Employee a cash bonus for fiscal 1998 in the amount of One Hundred Ninety-Five Thousand Dollars ($195,000.00) if Strouds, Inc. achieves a favorable variance in the Adjusted Net Income (Loss) of Two Million Dollars ($2,000,000.00) from the Adjusted Net Income (Loss) approved by the Board for the Financial Plan for fiscal year 1998. In no event shall Employee's cash bonus for fiscal year 1998 exceed $195,000.00.

                  (c) Employer shall pay Employee a cash bonus for fiscal year 1999 in the amount of One Hundred Six Thousand Two Hundred Fifty Dollars ($106,250.00) if Strouds, Inc. achieves a favorable variance in the Adjusted Net Income (Loss) of One Million Dollars ($1,000,000.00) from the Adjusted Net Income (Loss) approved by the Board for the Financial Plan for fiscal year 1999. Employer shall pay Employee a cash bonus for fiscal 1999 in the amount of Two Hundred-Twelve Thousand Five Hundred Dollars ($212,500.00) if Strouds, Inc. achieves a favorable variance in the Adjusted Net Income (Loss) of two million dollars ($2,000,000.00) from the Adjusted Net Income (Loss) approved by the Board for the Financial Plan for fiscal year 1999. In no event shall Employee s cash bonus for fiscal year 1999 exceed $212,500.00.

                  (d) Adjusted Net Income (Loss) means Income or (Loss) before any tax benefit and after any bonus expense.

                  (e) Cash bonus shall be paid as soon as practicable, but not more than 14 days, after Employer's independent public accounting firm, currently KPMG Peat Marwick, delivers its audit of Strouds, Inc. fiscal year end.

                  (f) No cash bonus shall be paid to Employee with respect to a fiscal year during which this Agreement terminates pursuant to paragraphs 15 (a), (b), (c), (d), (e), or (f) or 16 hereof. If the Agreement terminates pursuant to paragraph 15 (g), 15 (h), or 15(i), and if (i) Strouds, Inc. has achieved the year-to-date Adjusted Net Income (Loss), established on a month-by-month basis to equal the annual achievement levels set forth in paragraphs 7(a) or 7(b), whichever applies, as of the month ended immediately preceding the date the Agreement terminates, and (ii) for the full fiscal year in which the Agreement terminates Strouds, Inc. achieves the Adjusted Net Income (Loss) set forth in paragraphs 7(a) or 7(b), whichever applies, then Employer will pay Employee, pursuant to paragraph 7(d), a cash bonus with respect to the fiscal year in which the Agreement terminates in an amount equal to the cash bonus achieved for the full year pursuant to paragraph 7(a) or 7(b), whichever applies, multiplied by a fraction, the numerator of which is the number of full months in the fiscal year prior to the month in which the Agreement terminates and the denominator of which is 12.

            8.    STOCK OPTIONS.

                  (a) On the date of employment, Employee shall be granted a nonqualified stock option pursuant to Employer s Amended and Restated 1994 Equity Participation Plan (the "Plan") to purchase 100,000 shares of common stock in Strouds, Inc. (the "Common Stock") with an exercise price equal to the fair market value of the Common Stock on such date. In addition, on the date of employment, Employee shall be granted a nonqualified stock option under the Plan to purchase an additional 200,000 shares of the Common Stock with an exercise price equal to the fair market value of the Common Stock on such date subject to approval of an amendment to Employer s Plan to be presented to Employer s shareholders at the 1998 annual meeting allowing for the grant of such additional options under the Plan.

                  (b) In recognition of the significant contribution made to the financial performance of Strouds, Inc. by Employee during the 1997 fiscal year, Employee shall be granted a nonqualified stock option pursuant to the Plan to purchase 100,000 shares of common stock on the date that Employee receives the bonus described in paragraph 7 (a).

                  (c) (i) At the conclusion of the 1998 fiscal year, employee shall be granted, subject to the provisions of Paragraph 8 (f), a nonqualified stock option under the Plan to purchase 50,000 shares of Common Stock. (ii) If employee receives a $97,500 cash bonus for fiscal year 1998, at the time of payment of the cash bonus, Employee shall be granted, subject to the provisions of Paragraph 8 (f), a nonqualified stock option under the

Plan to purchase 125,000 shares of the Common Stock in addition to the 50,000 shares set forth in Paragraph 8(c)(i). (iii) If Employee receives a cash bonus of $195,000 for fiscal year 1998, at the time of payment of the cash bonus, Employee shall be granted, subject to the provisions of Paragraph 8
(f), a nonqualified stock option under the Plan to purchase 175,000 shares of the Common Stock in addition to the 50,000 shares set forth in Paragraph
(8)(c)(i). (iv) In the event Strouds, Inc. does not achieve the established goal for the 1998 fiscal year, the Board of Directors may nonetheless grant additional stock options under the Plan (up to a maximum of 50,000 shares in addition to the shares granted in Paragraph 8(c)(i)) if it determines, in its sole discretion, that it is nonetheless appropriate to make such grant upon review of all of the circumstances leading to the fiscal result for the year and the margin by which the goal was not attained. In no event will Employee receive an option to purchase more than 225,000 shares, as described in Paragraph 8(c)(iii).

                  (d) (i) At the conclusion of the 1999 fiscal year, employee shall be granted, subject to the provisions of Paragraph 8 (f), a nonqualified stock option under the Plan to purchase 50,000 shares of Common Stock. (ii) If employee receives a $106,250.00 cash bonus for fiscal year 1999, at the time of payment of the cash bonus, Employee shall be granted, subject to the provisions of Paragraph 8 (f), a nonqualified stock option under the Plan to purchase 125,000 shares of the Common Stock in addition to the 50,000 shares set forth in Paragraph 8(c)(i). (iii) If Employee receives a cash bonus of $212,500.00 for fiscal year 1999, at the time of payment of the cash bonus, Employee shall be granted, subject to the provisions of Paragraph 8 (f), a nonqualified stock option under the Plan to purchase 175,000 shares of the Common Stock in addition to the 50,000 shares set forth in Paragraph (8)(c)(i). (iv) In the event Strouds, Inc. does not achieve the established goal for the 1999 fiscal year, the Board of Directors may nonetheless grant additional stock options under the Plan (up to a maximum of 50,000 shares in addition to the shares granted in Paragraph 8(c)(i)) if it determines, in its sole discretion, that it is nonetheless appropriate to make such grant upon review of all of the circumstances leading to the fiscal result for the year and the margin by which the goal was not attained. In no event will Employee receive an option to purchase more than 225,000 shares, as described in Paragraph 8(c)(iii).

                  (e) All options granted pursuant to the above provision shall vest at the rate of 25% per year on each anniversary date of the date of the grant of such options, as long as Employee remains employed by Strouds on the anniversary date of the granting of such options. If Employee is terminated pursuant to paragraph 15(g), any options which have been granted to Employee shall vest immediately, except to the extent prohibited by the Plan.

                  (f) If stock options would otherwise be granted to Employee under any of the provisions of either paragraph 8(c) or paragraph 8
(d), the Board of Directors may elect to provide a lump sum cash payment in lieu of the stock options. The dollar amount of the lump sum cash payment shall be established by the Board of Directors based on its good faith determination as to the value of the stock options that would have otherwise been granted, taking into consideration all of the circumstances existing at the time, including, but not limited to, the fact that the options, if granted, would not have vested immediately, but would have been subject to a vesting schedule. The determination of the Board of Directors as to the value of the options and, hence, the amount of the cash payment, shall be final and binding on all parties.

            9. AIRLINE TICKETS. Employer shall provide Employee airline tickets each month beginning in August 1997 having a cost no greater than $1,666.67 per month, subject to the last sentence of this paragraph. Employer will pay Employee such additional amount as necessary to defray income tax, if any, attributable to provision of these tickets. These airline tickets are limited to use by Employee and his wife and will be provided for as long as Employee's wife maintains her primary residence in New Jersey and Employee and his wife are not legally separated, but no longer than 18 months beginning in August 1997. The entitlement to such airline tickets is cumulative from month-to-month.

            10. BENEFITS. Employer shall provide Employee with medical, hospital, surgical, disability, accidental death, travel and/or life insurance coverage, if any, on the same basis as such coverage is provided to Employer's executive officers, subject to Employee's satisfaction of any eligibility criteria for such coverage. Employee shall be entitled to participate in Employer's retirement plans, if any, on the same basis as Employer's comparable employees, subject to Employee's satisfaction of any eligibility criteria for such participation. Employee shall be entitled to three weeks paid vacation for each 12 months of employment, subject to the terms of Employer's vacation policy for employees as it now exists and as changed from time-to-time. Such vacation shall be taken at such time or times as shall not unduly disrupt the orderly conduct of business of Employer.

            11. EXPENSES. Employer will reimburse Employee for all ordinary and reasonable out-of-pocket business expenses incurred by Employee in connection with his performance of services hereunder during the term of this Agreement in accordance with Employer's expense approval procedures then in effect, including, $269.23 bi-weekly for lease, insurance, maintenance and fuel of one vehicle. Travel for business will be by coach class.

            12. CONFIDENTIALITY. Employee recognizes and acknowledges that in the course of Employee's employment by Employer pursuant to this Agreement, Employee will have access to or may obtain information of a secret, special and unique value to Employer concerning customers, customer lists, marketing strategies, business plans, contracts, personnel information, financial information, relationships between Employer and those persons, entities, and others with which Employer has contracted and others who have business dealings with Employer, processes, products, formulas, devices, designs, inventions, discoveries and methods of operation (collectively and individually "Confidential Information"). Employee further recognizes and acknowledges that all Confidential Information which is now or may hereafter be in Employee's possession is the property of Employer and that protection of the Confidential Information against unauthorized disclosure or use is of critical importance to Employer in order to protect Employer from unfair competition. Employee therefore agrees that Employee shall not at any time, either while employed by Employer, except in performance of Employee's duties hereunder, or afterwards, without the prior written consent of Employer, make any independent use of such Confidential Information, or disclose the same, directly or indirectly, to any other person, firm, corporation or other entity, for any reason or purpose whatsoever, except on advice of counsel during testimony under subpoena in any court or before any administrative agency having jurisdiction or during any authorized governmental inquiry or investigation, provided that Employee shall cooperate with Employer in taking all necessary and appropriate steps to assure the protection of such Confidential Information from unauthorized use or disclosure outside of such action, proceeding, inquiry or investigation, or except to the extent that any such Confidential Information shall be in the public domain other than by reason of Employee's breach of this paragraph 12.

            13. RESTRICTIVE COVENANT. Employee acknowledges that Employee is a key employee and that the services to be rendered hereunder are of a critical nature to the success of Employer. In view of the value to Employer of the services of Employee for which Employer has contracted hereunder, and in recognition of Employer's obligations hereunder, Employee covenants and agrees as follows:

                  (a) During Employee's employment hereunder, Employee shall not, directly or indirectly, as employee, consultant, agent, officer, director, owner, partner, broker, dealer, or stockholder, solicit business for any person, firm, entity, or supplier engaged primarily in the home textiles specialty retail business in which Employer engages or in any other business in which Employer, from time to time, shall be engaged in those cities or counties of the United States in which Employer shall then be transacting business, from any client, customer or account of Employer or attempt to convert said persons or entities to other methods of using the same or similar products or services as provided by Employer;

                  (b) During Employee's employment hereunder, Employee shall not, directly or indirectly, as employee, consultant, agent, officer, director, owner, partner, broker, dealer, or stockholder, for any person, firm, entity, or supplier, engage in the home textiles specialty retail business in which Employee engages or in any other business in which Employer, from time to time, shall be engaged, in those cities or counties of the United States in which Employer shall then be transacting business, or in any other business activity for gain or profit or other pecuniary advantage; provided, however, that this paragraph shall not limit or restrict Employee's right to make and have personal investments (i) in such form or manner as will not require Employee's active services in the daily operations or affairs of the business in which such investments are made and will not otherwise conflict with Employee's duties and obligations to Employer; (ii) if such investments do not constitute more than 5% of any class of securities of any corporation that has a class of securities registered pursuant to the Securities Exchange Act of 1934; and, (iii) such investments are not in a direct competitor of Employer in the home textiles specialty retail business.

                  (c) For two years after termination of this Agreement pursuant to paragraph 15 or 16, Employee shall not directly or indirectly, as employee, consultant, agent, officer, director, owner, partner, broker, dealer, or stockholder, engage in the home textiles specialty retail business in which Employer engages or in any other business in which Employer, from time to time, shall be engaged during the term of this Agreement, in those cities or counties of the United States in which Employer shall then be transacting business.

                  (d) During Employee's employment hereunder, and for a period of two years after Employee ceases to be employed by Employer, Employee shall not, directly or indirectly, solicit for employment or employ any employee of Employer.

As used herein, the term transacting business within "those cities and counties" includes the carrying on of a business which may be located elsewhere but which involves sales or any activity within the stipulated city or county. The covenants contained in this paragraph shall be deemed to be a series of separate covenants, for each city and county of each state where Employer is carrying on such business. If in any judicial proceeding a court shall refuse to enforce all of the separate covenants deemed included in such action, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

            14. RELIEF. It is recognized that in the event of Employee's breach of paragraph 12 or 13 the damages resulting from such breach would be difficult, if not impossible, to ascertain and that Employer would be subject to irreparable injury therefrom. It is agreed, therefore, that Employer, in addition to and without limiting any other remedy or right it may have, shall be entitled to such equitable and injunctive relief as may be available to restrain Employee from violation of any of said covenants, such right to injunctive and equitable relief to be cumulative and in addition to whatever other remedies Employer may have in the premises, including the recovery of damages from Employee.

            15. BASES FOR TERMINATION. This Agreement and the employment of Employee hereunder shall terminate upon the occurrence of the first to occur of the following events or conditions:

                  (a) the expiration of the term specified in paragraph 1 hereof;

                  (b)   the death of Employee;

                  (c)   the voluntary resignation of Employee;

                  (d) Employee's disability, subject to the Employee's right to receive a disability benefit as provided in paragraph 10 hereof, if any;

                  (e) the election of Employer to terminate Employee's employment for "cause," which shall mean (i) a determination by Employer in its sole discretion exercised in good faith that there has been continued neglect by Employee of Employee's duties hereunder, a breach or non-observance by Employee of any of the covenants of Employee contained herein, or Employee's failure within a reasonable time after written notice to correct any performance deficiency specified in the notice to the satisfaction of Employer; or (ii) Employee's embezzlement, fraud, acceptance of a bribe or kickback or other similar act for Employee's personal benefit or to the detriment of Employer on Employee's part, or a failure, willful or otherwise, to implement reasonable or proper policies or procedures established by Employer for the transaction of business by Employer;

                  (f) the election of Employer to terminate Employee's employment upon the entry of any order for relief in respect of Employee under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt or similar law of any jurisdiction now or hereafter in effect;

                  (g) the election of Employer to terminate without cause at any time by giving Employee written notice of termination;

                  (h) failure of Employee to be nominated as a member of the Board or to be elected as a member of the Board by Employer's shareholders in a fiscal year after 1997; or

                  (i) rejection by the shareholders of Strouds, Inc. of the amendment to the Employer s Plan to be presented pursuant to paragraph 8(a) hereof, but only if Employee notifies Employer within 30 days after the rejection that he elects to terminate the Agreement pursuant to this subparagraph 15(i).

Any termination of this Agreement pursuant to subparagraphs (a), (b) or (c) above, shall be effective on the expiration date of this Agreement or the date of death or resignation, as the case may be. Any termination pursuant to subparagraphs (d), (e), (f), (g), or (h) shall be effective immediately upon delivery of notice of termination to Employee. Any termination pursuant to subparagraph (i) shall be effective immediately upon delivery of notice of termination to Employer. In the case of termination pursuant to paragraph 15(h), such delivery shall be deemed to occur immediately upon the action or inaction, as the case may be, becoming final in accordance with the by-laws of Strouds, Inc. For purposes of this Agreement, the term "disability" shall mean a physical or mental illness or injury of a permanent nature which prevents Employee from performing his essential duties and other services which he is employed to perform, even with reasonable accommodation. Employer and Employee will cooperate with each other and comply with all reasonable requests to determine whether a disability exists and, if so, whether there is a reasonable accommodation that does not produce undue hardship to Employer's operation. It is the parties' intent to comply with the Americans with Disabilities Act and the California Fair Employment and Housing Act with respect to disability. Employee shall be deemed to have terminated his employment on account of disability as of the date he is determined by Employer to be disabled as defined herein.

            16. VOLUNTARY TERMINATION BY EMPLOYEE. Employee may terminate this Agreement for any reason by giving Employer at least 60 days' written notice of termination.

            17. PARTIES' RIGHTS AND OBLIGATIONS UPON TERMINATION. Except as noted hereinafter, upon the expiration or earlier termination of this Agreement Employer's sole obligation shall be to pay Employee or Employee's estate any compensation remaining unpaid through the effective date of termination, and, in the case of the death of Employee, to pay to Employee's estate or designated beneficiary the insurance benefits to which they are entitled, if any, and Employee shall have no other right to wages, salaries, bonuses, benefits (except as required by COBRA), fees, commissions, non-vested stock options, expenses not yet incurred of the types specified in paragraphs 6, 9, and 11 hereof, severance pay, or debt or equity interest in Employer not already owned by Employee. The parties' rights and obligations on expiration or earlier termination of this Agreement are further limited as follows:

                  (a) If this Agreement is terminated pursuant to subparagraphs 15(b), [(c)], (d), (e), (f), (g), (h), or (i), Employer shall be obligated to pay Employee's salary and earned but unused vacation, prorated on a daily basis, through the date of termination.

            (b) If this Agreement is terminated pursuant to subparagraphs 15(g) , 15(h), or 15(i), Employer shall be obligated to pay to Employee, in addition to the obligations set forth in subparagraph 17(a), Employee's base salary in effect at the time of termination for the remaining term of the Agreement or for one year, whichever is greater, which shall be paid in equal installments at the same intervals as Employee has been paid during his employment by Employer.

            (c) The respective rights and obligations of Employer and Employee pursuant to paragraphs 12, 13 and 14 hereof, shall survive the expiration or earlier termination of this Agreement.

            18. PERSONS BOUND. This Agreement shall inure to the benefit of and be binding upon Employee, his legal representatives and testate or intestate distributes, and Employer, its successors and assigns. This Agreement may not be assigned by Employee. This Agreement may be assigned by Employer.

            19. NOTICES. Any notice or request required or permitted under this Agreement shall be in writing and given or made by hand delivery or registered or certified mail, return receipt requested, addressed to Employer or to Employee at Employer's then principal place of business, with a copy to Employee at Employee's home address, as set forth on the records of Employer, or to either party hereto at such other address or addresses as such party may from time to time specify for the purpose in a notice similarly given to the other party.

            20. NO WAIVER, MODIFICATION. The waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the other party against whom such waiver or modification is to be enforced.

            21. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed in said State.

            22. DISPUTES. Any controversy or claim arising out of or relating to this Agreement or for the breach thereof or to Employee's employment by Employer, including without limitation any dispute relating to the termination of this Agreement or Employee's employment, if not otherwise settled by the parties hereto, shall be finally settled by arbitration to be held in Los Angeles, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.
The parties hereto hereby consent to personal jurisdiction in Los Angeles, California with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties hereto. Judgment upon said award may be entered in any court having jurisdiction thereof. In the event that any arbitration or other proceeding shall be brought by Employee or Employer in respect of an alleged breach by or default in the performance of the other party hereto, each party shall bear his or its own attorneys' fees and costs associated with or arising from such arbitration or other proceeding. Notwithstanding the foregoing, Employer may institute and prosecute to judgment in any court having jurisdiction an action, suit or proceeding for equitable or injunctive relief under paragraph 14 hereof and Employee shall reimburse Employer for all reasonable costs and expenses (including attorneys' fees) incurred by Employer, if successful, in connection therewith.

            23. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, representations, or written or oral, express or implied, if any, between Employer and Employee. No representation, condition, provision or term related to or connected with this Agreement exists, or has been relied upon by either party hereto except as specifically set forth herein.

            24. EMPLOYEE'S WARRANTY. Employee represents and warrants to Employer that Employee is not bound by any agreement or subject to any restriction which would interfere with or prevent Employee from entering into and carrying out this Agreement.

            25. SEVERABILITY. The invalidity of all or any part of any paragraph or subparagraph of this Agreement shall not render invalid the remainder of this Agreement or of any such paragraph or subparagraph.



Date:  July 1, 1998                       STROUDS, INC.



                                          By /s/ Wilfred C. Stroud
                                             ---------------------


Date:  July 1, 1998                       /s/ Charles Chinni
                                          ------------------
                                          Charles Chinni